Exhibit 5.1: Opinion of Marcus A. Sanders, Esq., regarding legality of common stock being registered.

MARCUS A. SANDERS

ATTORNEY AT LAW

4105 Galenez Way

Antioch CA  94531

Phone: (925) 522-8266

E-mail Address:  MarcusSandersEsq@AOL.com

November 1, 2006

Board of Directors

American Southwest Music Distribution, Inc.

8721 Sunset Blvd., Penthouse 7

Hollywood, California 90069

Re:

Form S-8 Registration Statement 2006 EQUITY COMPENSATION PLAN

I have acted as counsel to American Southwest Music Distribution, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (“the Act”), which are filing with the Securities and Exchange Commission on November 2, 2006 with respect to 10,000,000 shares of the Company's common stock (the "Common Stock") which may be issued by resolution of the Board of Directors authorizing such issuance pursuant to the Company's 2006 Equity Compensation Plan for the purpose of compensating employees, consultants, directors and officers.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-B under the Securities Act.

In connection with my opinion, I have considered such questions of law and have examined such documents, as I have deemed necessary to enable me to render the opinion contained herein.

Based upon the foregoing, I am of the opinion that, when sold by the Company and paid for in accordance with the 2006 Equity Compensation Plan, the shares of Common Stock will be duly and validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as exhibit 5.1 to the Registration and to the reference to me in the prospectus delivered in connection with in the Registration Statement.

Respectfully,

/s/ Marcus Sanders

Marcus Sanders